Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 6, 2009 with respect to the consolidated financial statements and internal control over financial reporting of DTS, Inc. appearing in the 2009 Annual Report on Form 10-K of DTS, Inc. to its shareholders and with respect to the schedules included in the Annual Report for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned reports.

/s/ Grant Thornton LLP

San Diego, California
August 11, 2009